UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 4, 2005

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 4, 2005, Autodesk, Inc. (“Autodesk”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Autodesk, Maytag Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Autodesk (“Merger Sub”), Alias Systems Holdings Inc., a Delaware corporation (“Alias”), Accel-KKR Company, LLC, a Delaware limited liability company, Ontario Teachers’ Pension Plan Board, an Ontario corporation, and, with respect to Article VIII, Article IX and Article X thereof only, Accel-KKR Company, LLC as stockholder representative and Computershare Trust Company, Inc. as Escrow Agent. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Alias, with Alias continuing as the surviving corporation and as a wholly-owned subsidiary of Autodesk (the “Merger”).

Pursuant to the Merger Agreement, Alias stockholders and certain vested optionholders will receive approximately $182 million in cash, subject to adjustment based on the balance sheet of Alias at the time of closing. Approximately $36.4 million of the consideration will be placed into escrow for two years following the closing to be held as security for losses incurred by Autodesk in the event of certain breaches of the representations and warranties covered in the Merger Agreement or certain other events.

The transaction has been approved by both companies’ boards of directors and is subject to the approval of Alias’s stockholders, regulatory approvals and customary closing conditions. The Merger Agreement contains certain termination rights for both Autodesk and Alias.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ ALFRED J. CASTINO
Alfred J. Castino
Senior Vice President and Chief Financial Officer

Date: October 6, 2005